Exhibit 5.2

Osler, Hoskin & Harcourt LLP Box 50, 1 First Canadian Place Toronto, Ontario, Canada M5X 1B8 416.362.2111 MAIN 416.862.6666 FACSIMILE

Toronto

Montréal

Calgary

Ottawa

Vancouver

New York

June 5, 2023

Bank of Montreal

1 First Canadian Place

18th Floor

Toronto, ON M5X 1A1

Dear Sirs/Mesdames:

Bank of Montreal – US$1,350,000,000 5.300% Senior Notes due 2026 and US$400,000,000 Floating Rate Notes due 2026

We have acted as Canadian counsel to Bank of Montreal (the “Bank”) in connection with the issue and sale today (the “Offering”) by the Bank of US$1,350,000,000 aggregate principal amount of the Bank’s 5.300% Senior Notes due 2026 (the “Fixed Rate Notes”) and US$400,000,000 aggregate principal amount of the Bank’s Floating Rate Notes due 2026 (the “Floating Rate Notes”, and together with the Fixed Rate Notes, the “Notes”), constituting part of the Senior Medium-Term Notes, Series H of the Bank, pursuant to the distribution agreement dated May 26, 2022 (the “Distribution Agreement”) between the Bank and BMO Capital Markets Corp., the terms agreement dated May 30, 2023 (the “Terms Agreement”) between the Bank and BMO Capital Markets Corp., Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, Morgan Stanley & Co. LLC, Lloyds Securities Inc. and Wells Fargo Securities, LLC, as representatives of the several agents named therein, and the Senior Indenture dated as of January 25, 2010 between the Bank and Computershare Trust Company, N.A., as successor to Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture thereto dated as of September 23, 2018 between the Bank and the Trustee, as the same may be amended and supplemented from time to time (collectively, the “Indenture”). Capitalized terms used herein and not otherwise defined herein have the meanings ascribed to such terms in the Terms Agreement.

We have examined copies, certified or otherwise authenticated to our satisfaction, of the following:

(i)	the Distribution Agreement;

(ii)	the Terms Agreement;

(iii)	the Indenture;

(iv)	the registration statement of the Bank on Form F-3 dated April 20, 2022 and Amendment No. 1 thereto dated May 25, 2022 (collectively, the “Registration Statement”); and

(v)

the prospectus of the Bank dated May 26, 2022 included in the Registration Statement (the “Basic Prospectus”) as supplemented by the prospectus supplement dated May 26, 2022 specifically relating to the Bank’s Senior Medium-Term Notes, Series H and Senior Medium-Term Notes, Series I (the “Prospectus Supplement”) and the pricing supplement dated May 30, 2023 (the “Pricing Supplement”, and together with the Basic Prospectus and the Prospectus Supplement, the “Prospectus”).

We understand that the Registration Statement and the Prospectus were filed with the United States Securities and Exchange Commission in connection with the Notes.

For the purposes of our opinion below, we have examined such statutes, public and corporate records, certificates and other documents, and considered such questions of law, as we have considered relevant and necessary as a basis for the opinions hereinafter set forth. In such examination we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as certified, conformed, photostatic, facsimile or electronic copies. For the purposes of the opinions expressed herein, we have, without independent investigation or verification, assumed that each of the Distribution Agreement, the Terms Agreement and the Indenture has been duly authorized, executed and delivered by, and constitutes or will constitute, as the case may be, a legal, valid and binding obligation of, each party thereto other than the Bank.

In giving this opinion, we express no opinion as to any laws other than the laws, at the date hereof, of the Province of Ontario and the federal laws of Canada applicable therein.

With respect to the continuing existence of the Bank as a Schedule I bank under the Bank Act (Canada) referred to in paragraph 1 below, we have relied, without independent investigation or verification, exclusively upon a Certificate of Confirmation dated June 2, 2023 issued by the Office of the Superintendent of Financial Institutions, which certificate we assume is accurate as of the date hereof.

Based and relying upon the foregoing and subject to the qualifications set forth herein, we are of the opinion that:

1.

The Bank validly exists as a Schedule I bank under the Bank Act (Canada) and has the corporate power to own, lease and operate its properties, to conduct its business as described in the Prospectus, to create, issue and sell the Notes and to execute, deliver and perform its obligations under the Indenture.

2.

The creation, issuance, sale and delivery of the Notes have been duly authorized by the Bank and the Notes have been, to the extent issuance, execution and delivery are matters governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein, duly issued, executed and delivered by the Bank.

3.

The Indenture has been duly authorized, executed and, to the extent delivery is a matter governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein, delivered by the Bank and, with respect to the provisions thereof governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein, constitutes a legal, valid and binding obligation of the Bank enforceable in accordance with its terms.

4.

The execution and delivery by the Bank of, and the performance by the Bank of its obligations under, the Notes and the Indenture do not contravene any existing provision of applicable law or result in a breach (whether after notice or lapse of time or both) of any of the terms, conditions or provisions of the Bank Act (Canada) or the by-laws of the Bank.

The opinion set forth in paragraph 3 above as to the enforceability of the Indenture is subject to the qualifications that:

(i)

enforceability may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, preference, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally;

(ii)

enforceability may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction;

(iii)

pursuant to the Currency Act (Canada), a judgment by a Canadian court must be awarded in Canadian currency and such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and

(iv)

enforceability will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and we express no opinion as to whether a court may find any provision of the Indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act.

This opinion is rendered solely in connection with the transactions covered hereby, is limited to the matters stated herein, and no opinions may be implied or inferred beyond matters expressly stated herein.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 6-K to be incorporated by reference in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933.

Yours truly,

/s/ Osler, Hoskin & Harcourt LLP